Exhibit 10.6

July 11, 2016.

John Connolly
[Address]
[Address]

Re:    Offer of Employment

Dear John,

On behalf of Platform Specialty Products ("Platform" or the ''Employer"), I am pleased to offer you the position of VP Corporate Controller and Chief Accounting Officer for Platform Specialty Products Corporation, for the compensation and subject to the terms and conditions set forth in this letter agreement (this "Agreement"). I am very excited to have you on my team.

SCOPE OF RESPONSIBILITIES
You will perform in the capacity of VP Corporate Controller and Chief Accounting Officer, reporting to me. This position is responsible for but not limited to providing leadership, guidance and staff development for all aspects of the global Controllership and Accounting function; overseeing the finalization of monthly, quarterly and annual financial statements and disclosures that comply with
U.S. GAAP and other statutory requirements (including Sarbanes-Oxley); and delivering financial statements and associated footnotes and assisting with preparation of SEC filings and other statutory requirements with emphasis on 10-Qs, 10-Ks, Proxy Statements, and 8-Ks associated with financial filings. As VP Corporate Controller and Chief Accounting Officer you will also be responsible for planning, developing and managing change projects (including implementing new accounting standards and redesigning business processes due to system changes (such as implementation of Hyperion Financial Management (HFM) for financial consolidation); establishing and maintaining business performance reporting to drive accountability throughout the organization including, but not limited, to profitability, cash flow, spending, census, etc.; and managing the month-end close process and related accounting functions. You will participate and lead the quarterly review and annual year-end audit process with the external auditors, consolidate foreign operations and report on operational variances to forecast, lead the technical accounting function and all responsibilities relating to the Chief Accounting Officer role, and design and implement processes to improve the financial management of a complex global organization. This position will be based in Norwalk, Connecticut.

Furthermore, you will become familiar with and will observe at all times during your employment with Employer the policies, procedures, and practices of Platform, as amended from time to time, including, without limitation, the Code of Conduct policy.
START DATE
Your first day of employment is August 22, 2016.

COMPENSATION PACKAGE
You will receive a base compensation ("Annual Base Pay") of three hundred forty-five thousand dollars (US$345,000) per year, less any federal, state, and local taxes and assessments, and other deductions which Platform is required by law to make or withhold or which Platform makes on your behalf and at your request) (collectively referred to as "Withholdings"), to be paid Monthly (on the 15th of each month, or otherwise in accordance with Platform's then-applicable payroll practices, the amount of each payment referred to herein as the "Periodic Base Pay") in accordance with Platform's policies and applicable law (pro-rated for payroll purposes in the first and last months in which your service is provided in proportion to the number of days of service in that month). The Periodic Base

Pay will be $28,750.00.

You will also be eligible to participate in Platform's annual performance bonus program, pursuant to which you may also receive a year-end performance bonus target equal to 50% of your Annual Base Pay, subject to achievement of applicable performance metrics. Any such bonus will be prorated if you have not been employed for the entire calendar year for which the bonus (if any) is paid. You will be eligible for an annual performance bonus only if you are employed by Platform, or an affiliate of Platform, and have not given or received notice to terminate your employment as of the date on which the bonus is paid (generally, during the first quarter of the following calendar year). The determination of your actual bonus for any year, which may be between 0% and of a maximum 100% of your Annual Base Pay, will be based on a number of different factors, including but not limited to, the performance and results of Platform and achievement of your specific performance targets developed and evaluated by Platform. The actual year-end performance bonus, to the extent earned by you, will be paid (less any Withholdings) in accordance with Platform' s policies and procedures. Platform retains the right to change these bonus targets and payment levels, as well as any underlying bonus program, at any time.

You will receive a cash bonus equal to fifty thousand dollars ($50,000) less applicable taxes and withholdings. This signing bonus will be paid by the end of March 2017.

LONG TERM INCENTIVE
As part of the employment offer you will receive a one time long-term incentive grant award of 29,833 restricted Platform shares as described below, subject to approval by the Compensation Committee and of the Platform Board of Directors or its delegatee. This equates to a grant value of $250,000 based on the closing stock price of$8.38/share on July 08, 2016. This grant will vest, if at all, based on both performance metrics and time-based vesting, consistent with awards to other employees similarly situated and as defined by the Compensation Committee. In addition, you will also receive a one-time long-term incentive restricted stock unit grant of 23,866 shares (with a current value of $200,000 based on the closing stock price of $8.3 8 per share on July 08, 2016) with a vesting period of two years. This grant will vest based on the following schedule: 17,890 shares (current value of $150,000) on March 31, 2017, and 5,966 shares (current value of $50,000) on March 31, 2018 provided you remain employed in good standing throughout the vesting period. As a direct report of the CFO you will also be a candidate for annual long-term incentive awards with a grant value of approximately $200,000 annually. Such award will be at the sole discretion of the compensation committee and subject to your pe1formance and the performance of the company.

BENEFITS
As an employee, you will be eligible for pay time off (PTO) based on the standard schedule of 34 total PTO days annually (this includes the fixed company holidays). For your first year of service, the discretionary days are pro-rated based on your start date. In addition to the compensation described above, you will be entitled to such health care and other benefits as are customarily provided by Platform to its similarly situated employees, as the same may be modified from time to time and as may be required by the applicable laws and regulations of the United States. You will become eligible for medical, dental, and life insurance on the 1st day of the month following your full-time start date.

AT WILL EMPLOYMENT
Employment is at the mutual consent of each employee and Platform. Accordingly, employees and Platform retain the right to terminate the employment relationship at will, at any time, with or without cause or notice. However, if your employment is terminated by Platform without "Cause" (as defined below) or by you for "Good Reason" (as defined below), and if in either case you provide a general release, you will receive in 12 equal monthly installments following termination of your employment severance pay equal to 100% of your Annual Base Pay as of the time of termination, less applicable taxes and withholdings, in exchange for a full and final general release from you of all liability, know or unknown, in favor of Platform and its subsidiaries, in a form that is acceptable to Platform. In the event of any termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

As used herein, "Cause" shall mean:

(i)	you are convicted of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude;

(ii)	you engage in any activity that amounts to negligence and that significantly affects the business affairs, or reputation of Platform or its subsidiaries or business units;

(iii)	you willfully fail to perform your duties, or perform your duties in a grossly negligent manner, which failure or performance continues for twenty (20) days after written notice from Platform; or

(iv)	you violate the Company's policies, or the law, and such violation creates liability (actual or potential) for Platform or its subsidiaries or business units;

As used herein, "Good Reason" means a termination of your employment by you following (i) a material diminution in your position, duties and responsibilities from those described herein, (ii) your removal by Platform from your position as Vice President Corporate Controller and Chief Accounting Officer of Platform, (iii) a material reduction in your Annual Base Pay, or (iv) a material breach by Platform of any other provision of this Agreement; provided, that for any termination pursuant to (i) through (iv) above, you shall provide Platform's Chief Financial Officer with 30 days prior written notice of such good reason termination specifying the exact details of such alleged material diminution, removal, reduction or breach, which notice must in any event be provided within 90 days after the occurrence of the event described in clause (i), (ii), (iii) or (iv) above, and Platform shall have 30 days from the date of its receipt of such notice to cure such breach or reverse or correct such material diminution, removal, reduction or breach.

CONFIDENTIALITY
AI1 information and matters concerning the practice, business, dealings, transactions, or affairs of Platform, or any of the affiliates, customers, shareholders or clients of either of them (collectively, "Representatives"), or as to any other matter which may come to your knowledge in connection with or by reason of your service with Platform or any of its affiliates, are to be treated as strictly confidential and should not be disclosed to any person, firm, or company; directly or indirectly, except to the extent such information is public information having been made public other than by your actions, or as to which disclosure is required by applicable law. Your duty to maintain the confidences of Platform and the Representatives shall continue after the termination of your employment relationship with Platform and its affiliates. Moreover, you are not to use, in connection with your service with Platform or any of its affiliates, or to disclose to Platform or any of its affiliates or any other person in connection with your service, any information of any previous employer or other third party to whom you owe an obligation of confidentiality, secrecy, non-use or non-disclosure.

SEVERABILITY
The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, such part shall be modified to the extent and only to the extent necessary to render it enforceable and the remainder of this Agreement shall remain fully valid and enforceable.

ADDITIONAL AGREEMENTS
You understand and acknowledge that you will be required, in connection with your employment, to the extent not inconsistent with this Agreement, to execute (i) a separate standard form of employee agreement with Platform setting forth with greater specificity benefits and other matters that may be required by the Employer or by applicable law, (ii) a Confidentiality Agreement, and (iii) an employee invention agreement, all in accordance with Platform's corporate policies.

ADDITIONAL CONDITIONS
This offer of employment is contingent upon (i) successful completion of all facets of Platform's pre employment screening process, including favorable (negative) pre-employment substance abuse screening, background check, and (ii) verification of your eligibility to work in the United States in accordance with the Immigration Reform Act of 1986 and completion of the I-9 Form within three business days of your Start Date.

GOVERNING LAW AND JURISDICTION
This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Connecticut.

All disputes, controversies and claims that may arise between the parties hereto in connection with this Agreement or any matter contemp1ated herein shall be submitted to the exclusive jurisdiction of the comis of the State of Connecticut.

Please acknowledge receipt of this offer and your acceptance of its terms and conditions by signing one original and returning it to me. You may keep the other original for your records,

PLATFORM SPECIALTY PRODUCTS CORPORATION

/s/ Sanjiv Khattri
Sanjiv Khattri
Chief Financial Officer for Platform

Kindly indicate your acceptance of this offer of employment by signing and dating in the space provided below:

/s/ John P. Connolly	7/26/16
John P. Connolly	Date